FORM OF
                        AMENDMENT TO CUSTODIAN AGREEMENT
                                     between
                         AETNA VARIABLE PORTFOLIOS, INC.
                                       and
                                MELLON BANK, N.A.


                                   WITNESSETH:


        WHEREAS, Aetna Variable Portfolios, Inc. (the "Fund"), and Mellon Bank, N.A. ("Mellon"), entered into a Custodian Agreement (the "Agreement") on _________________, 1996 with respect to the assets of certain Portfolio of the Fund and some or all additional Portfolio that the Fund may establish from time to time ("Portfolio"); and

        WHEREAS, the Fund has authorized the creation of a new Portfolio, _____________________, and has amended its registration statement on Form N-1A to register shares of beneficial interest of the Portfolio with the Securities and Exchange Commission; and

        WHEREAS, the Fund desires to appoint Mellon as custodian of the assets for such Portfolio;

        NOW THEREFORE, it is agreed as follows:

        1. The Fund, on behalf of the Portfolio, hereby appoints Mellon, and Mellon hereby accepts appointment, as the custodian of the assets of the Portfolio, in accordance with all the terms and conditions set forth in the Agreement.

        2. The Fund is entering into this Agreement incorporating the Agreement on behalf of each Portfolio individually and not jointly with any other Portfolio. In the Agreement, the term "Fund" shall refer to the Fund solely on behalf of each Portfolio individually to which a particular Futures Contract transaction or other obligation under the Agreement relates. The responsibilities and benefits set forth in the Agreement shall refer to each Portfolio severally and not jointly. No individual Portfolio shall have any responsibility for any obligation arising out of a Futures Contract transaction entered into by any other Portfolio. Without otherwise limiting the generality of the foregoing,

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     (a)  any breach of the Agreement regarding the Fund with respect to any one
          Portfolio shall not create a right or obligation with respect to any other Portfolio;

     (b) under no circumstances shall Mellon have the right to set off claims relating to a Portfolio by applying property of any other Portfolio;

     (c) no Portfolio shall have the right of set off against the assets held by any other Portfolio;

     (d) the business and contractual relationships created by the Agreement as amended hereby, and the consequences of such relationships relate solely to the particular Portfolio to which such relationship was created; and

     (e) all property held by Mellon on behalf of a particular Portfolio shall relate solely to the particular Portfolio.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date mentioned below.

Mellon Bank, N.A.                   Aetna Variable Portfolios, Inc. on behalf of
                                    [Portfolio]


By:______________________________   By:___________________________________

Name:____________________________   Name:_________________________________

Title:___________________________   Title:________________________________

Date:____________________________   Date:_________________________________